UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

____________________________________________________

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To be held on August 22, 2023

____________________________________________________

Please join us for the Agilysys, Inc. 2023 Annual Meeting of Stockholders to be held on Friday, August 22, 2023, at [●], Eastern time. The 2023 Annual Meeting be held as a “virtual meeting” via live webcast. You will be able to attend the meeting virtually and to vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/AGYS2023 and entering the 16-digit control number provided in these proxy materials.

The purposes of the Annual Meeting are:

1.
To elect the seven director nominees named in the attached Proxy Statement;

2.
To approve an amendment to the Company’s certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation;

3.
To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

4.
To vote, on a non-binding advisory basis, to recommend the frequency of stockholder advisory votes on the compensation of our named executive officers;

5.
To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024; and

6.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on June 23, 2023, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend virtually. In addition to voting by mail, you may vote by telephone or internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael A. Kaufman

Chairman of the Board of Directors

[●], 2023

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on August 22, 2023.

The Proxy Statement and our Annual Report on Form 10-K for the

fiscal year ended March 31, 2023, are available at www.agilysys.com.

____________________________________________________

PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS

August 22, 2023

____________________________________________________

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., a Delaware corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Stockholders to be held at [●], Eastern time, on August 22, 2023, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held as a “virtual meeting” via live webcast. There will be no physical meeting location. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/AGYS2023 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at [●]:30 a.m., Eastern time, on August 22, 2023. The meeting will begin promptly at [●], Eastern time, on August 22, 2023.

Our principal executive office is located at 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (“2023 Annual Report”), are first being mailed to stockholders and made available electronically on our website at www.agilysys.com beginning on or about July [●], 2023.

Record Date, Voting Shares, and Quorum

Stockholders of record of our common shares and Series A Convertible Preferred Stock at the close of business on June 23, 2023, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 25,364,845 common shares and 1,735,457 shares of Series A Convertible Preferred Stock outstanding and entitled to vote. Each common share and each share of Series A Convertible Preferred Stock is entitled to one vote. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the total combined shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares refer to our common shares, without par value, and references within this Proxy Statement to our shares refer to both our common shares and shares of Series A Convertible Preferred Stock, which are the only classes of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or internet. Telephone and internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, internet, and proxy card as set forth on the proxy card. If you vote by telephone or internet, you need not return your proxy card. You may also attend the virtual Annual Meeting and vote by completing a ballot online during the meeting through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/AGYS2023; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending virtually. If your common shares are held by a bank, broker or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and internet, availability and specific procedures will depend on their voting arrangements. If you hold your shares in street name and wish to vote at the virtual meeting, please obtain instructions on how to vote electronically at the meeting from your broker, bank or other nominee.

Unless revoked, shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

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FOR the election of each director nominee named herein (proposal 1);
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FOR the approval of an amendment to the Company’s certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation (proposal 2)
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FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 3);
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FOR, on a non-binding advisory basis, the frequency of stockholder advisory votes on executive compensation every year (proposal 4), and
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FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 5).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or internet. You may also revoke or change your vote by attending the virtual Annual Meeting and voting electronically. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive a greater number of votes “for” their election than votes “against” their election. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2 (approval of amendment to the Company’s certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation) must be approved by the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding capital stock of the Company entitled to vote.

For each of proposal 3 (advisory vote on named executive officer compensation), proposal 4 (advisory vote on frequency of stockholder advisory votes on named executive officer compensation), and proposal 5 (ratification of independent registered public accounting firm), if a quorum is present at the Annual Meeting, the affirmative vote of the holders of shares representing a majority of the shares present virtually or represented by proxy and entitled to vote will be required to approve each proposal.

The effect of an abstention is the same as a vote against each of proposals 2, 3, 4, and 5. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 2 and 3, your broker or nominee will not have discretionary authority to vote your shares on proposals 2, 3 or 4. These broker non-votes will have the effect of a vote against proposal 2, but will have no effect on proposals 3 or 4.

Proposal 5 is considered a “routine proposal” on which your broker or nominee will have discretionary authority to vote your shares if you do not give voting instructions, and accordingly we do not expect any broker non-votes to result from proposal 5.

No Cumulative Voting

Under our certificate of incorporation, our stockholders do not have cumulative voting rights in the election of directors.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Virtual Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the virtual Annual Meeting. To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/AGYS2023 and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at [●] a.m., Eastern time, on August 22, 2023. The meeting will begin promptly at [●], Eastern time, on August 22, 2023.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plug-ins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/AGYS2023 and follow the instructions in the virtual meeting platform for submitting a question. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2023 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2023 Annual Report and the other information available on or through our website is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2023 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate headquarters at: Agilysys, Inc., Attn: Investor Relations, 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, or you may request copies through our website, under Investor Relations. These documents have been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7941, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to stockholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company, as well as certain third parties, and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a reporting hotline and website available for use by all employees and third parties, as described in the Code of Business Conduct. Any employee or third-party can anonymously report potential violations of the Code of Business Conduct through the hotline or website, both of which are managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his or her relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he or she fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In May 2023, the board of directors performed its annual director independence review and, as a result, determined that each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, and John Mutch qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held five meetings during fiscal year 2023, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which the director served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all its members attend the Annual Meeting of Stockholders absent exceptional cause. All the directors attended the 2022 Annual Meeting of Stockholders.

Stockholder Communication with Directors

Stockholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2023, the board of directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Srinivasan is not a member of any committee. At the end of the fiscal year, the members and chairperson of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Donald Colvin*	Chair
Dana Jones*	X	Chair
Jerry Jones		X	X
Michael A. Kaufman		X	Chair
Melvin Keating		X	X
John Mutch*	X		X

*Qualifies as an Audit Committee Financial Expert.

As of July [●], 2023, the committee membership set forth above remained the same.

Committee Charters. The board of directors has adopted a charter for each committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee. The Audit Committee held eight meetings during fiscal year 2023. The Audit Committee reviews, with our independent registered public accounting firm, the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that each of Ms. Jones and Messrs. Colvin and Mutch qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee held four meetings during fiscal year 2023. The purpose of the Compensation Committee is to enhance stockholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our executives. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members. Our Finance, Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect to executive compensation. The Compensation Committee engaged FW Cook as a compensation consultant to provide competitive analysis regarding CEO employment contracts and advice regarding a CEO equity award, and carefully considered such analysis and advice, along with other factors, in connection with negotiating Mr. Srinivasan’s amended employment agreement in fiscal year 2023. The Compensation Committee did not engage FW Cook or any other compensation consultant to advise it in connection with setting compensation for the other Named Executive Officers in fiscal year 2023.

Our Chief Executive Officer, Chief Financial Officer and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Nominating Committee”) held three meetings during fiscal year 2023. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing stockholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

Be of proven integrity with a record of substantial achievement;

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Have demonstrated ability and sound business judgment based on broad experience;
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Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;
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Be analytical and constructive in the objective appraisal of management’s plans and programs;
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Be committed to maximizing stockholder value and building a sound company, long-term;

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Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;
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Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
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Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. Although the Nominating Committee does not have a specific diversity policy, diversity is one of several factors considered in our corporate governance guidelines. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider stockholder-recommended nominees for membership on the board of directors. For a stockholder to properly nominate a candidate for election as a director at a meeting of the stockholders, the stockholder must be a stockholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A stockholder’s notice must set forth, as to each candidate:

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Name, age, business address, and residence address of the candidate;
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Principal occupation or employment of the candidate;
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Class and number of shares that are owned of record or beneficially by the candidate;
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Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
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Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his or her actions as a director, will comply with the Company’s Bylaws and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;
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Name and address of the stockholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;
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Class and number of shares that are owned of record or beneficially by the stockholder and by any such beneficial owner as of the date of the notice;
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Representation that the stockholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;
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Description of any agreement, arrangement, or understanding between or among the stockholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;
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Description of any agreement, arrangement, or understanding in effect as of the date of the stockholder’s notice pursuant to which the stockholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;
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Representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
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Representation whether the stockholder intends to comply with Rule 14a-19 promulgated under the Exchange Act, including delivering a proxy statement and/or form of proxy to holders of at least sixty-seven percent (67%) of the voting power of the outstanding common and preferred shares, and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any stockholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of stockholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company. The board of directors, as a whole and through its committees, particularly the Audit Committee, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude.

The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Given the nature of our business, management is highly focused on identifying and managing a broad range of cybersecurity risks. These risks include those relating to our internal systems, as well as to our products and services for customers. The full board of directors has primary responsibility for oversight of the Company’s cybersecurity risks. The Audit Committee is also responsible for reviewing the Company’s information and cybersecurity risks and the steps that management has taken to protect against threats to the Company’s information systems and security, including results of periodic security assessments performed in conjunction with ongoing monitoring.

To more effectively prevent, detect and respond to information security threats, the Company maintains a cybersecurity risk management program, which is supervised by a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide cybersecurity strategy, policies, standards, architecture and processes. The board of directors receives regular reports from the Chief Information Security Officer and the Chief Information Officer on, among other things, the Company’s cybersecurity risks and threats, the status of projects to strengthen the Company’s information security systems and assessments of the Company’s security program.

In March of 2023, the board of directors formed the Cybersecurity Risk Subcommittee of the Audit Committee consisting of two independent directors to assist the Audit Committee in its oversight of cybersecurity risks. The Cybersecurity Risk Subcommittee did not meet in fiscal year 2023.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2023 (Ms. Jones and Messrs. Jones, Kaufman, and Keating) is or has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed as a related person transaction, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2023.

Policy on Hedging of Shares

We do not have any practices or policies regarding hedging or offsetting any decrease in the market value of the Company’s equity securities.

DIRECTOR COMPENSATION

During fiscal year 2023, the board of directors approved compensation for non-employee directors consisting of the following:

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$40,000 annual cash retainer for each non-employee director;
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$35,000 annual cash retainer for the chairman of the board;
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$15,000 annual cash retainer for the chairman of the Audit Committee;
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$12,500 annual cash retainer for the chairman of the Compensation Committee;
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$7,500 annual cash retainer for the chairman of the Nominating & Corporate Governance Committee;
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$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman; and
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An award of restricted shares to each non-employee director valued at $100,000 on the grant date.

We also reimburse our directors for reasonable out-of-pocket expenses incurred for attendance at board of directors and committee meetings.

The fiscal year 2023 equity award for each director consisted of 2,322 restricted shares, based on the closing price of the Company’s common stock of $43.06 on the date the grant was approved by the board of directors, and was granted under the 2020 Equity Incentive Plan. The restricted shares vested on March 31, 2023, and provided for pro-rata vesting upon retirement prior to March 31, 2023.

Our directors are subject to share ownership guidelines that require ownership of common stock with a market value of three times the director’s respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2023

Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Donald Colvin	65,000	100,000	165,000
Dana Jones	67,292	100,000	167,292
Jerry Jones	60,000	100,000	160,000
Michael A. Kaufman	102,500	100,000	202,500
Melvin Keating	65,208	100,000	165,208
John Mutch	60,000	100,000	160,000

(1)
Our CEO, Ramesh Srinivasan, is also a member of the board of directors, but he receives no direct compensation for such service.
(2)
Fees are paid quarterly.
(3)
Amounts in this column represent the fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 based on a grant date of June 8, 2022. The closing price of the Company’s common stock on June 8, 2022, was $43.06. As of March 31, 2023, each of Ms. Jones and Messrs. Colvin, Jones, Kaufman, Keating and Mutch held 0 unvested stock awards.

PROPOSAL 1 ELECTION OF DIRECTORS

Our board of directors currently consists of seven members whose term expires at this Annual Meeting. In each case, subject to their earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of stockholders in 2024 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless the stockholder specifies otherwise as to any of these nominees, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Ms. Jones and Messrs. Colvin, Jones, Kaufman, Keating, Mutch and Srinivasan for a one-year term. Each nominee has indicated his or her willingness to serve as a director, if elected.

A biography for each director nominee follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his or her service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 70	Director since 2015

Mr. Colvin is a director of Viavi Solutions Inc. (Nasdaq: VIAV), a global provider of network test, monitoring and assurance solutions, and a director and chairman of the board of Maxeon Solar (Nasdaq: MAXN). He was formerly a director of UTAC Holdings, Ltd., a private Singapore technology company, and a director of Applied Micro Circuits Corporation from 2007 to 2011. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015. Caesars Entertainment Group filed for bankruptcy protection in January 2015. Before that, he was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc.

Mr. Colvin earned his B.A. in Economics, with honors, and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and experience in the hospitality industry which the Company serves.

Dana Jones	Age 48	Director since 2019

Dana Jones has served as the Chief Executive Officer and President of RealPage, Inc. a provider of software and data analytics for the real estate industry, since August 2021. She also serves as a current member of RealPage’s Board of Directors and has over two decades of experience leading and growing global enterprise software businesses.

Prior to RealPage, Ms. Jones was the Chief Executive Officer of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences space, from March 2018 until March 2021 when Sparta was acquired by Honeywell. She also served as a director of RealPage, Inc. (formerly Nasdaq: RP), from October 2019 to April 2021 when the company was acquired by Thoma Bravo. Prior to joining Sparta Systems in April 2018, Dana served as Chief Executive Officer of Active Network, the leader in activity and event management software, during 2016 and 2017. Before joining Active Network, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions, a global provider of software to the airline industry, from 2012 to 2017. Prior to Sabre, Ms. Jones co-founded Noesis Energy and served as Executive Vice President of Product, Sales, Marketing, and Operations.

Ms. Jones also serves on the board of directors of Zapata Computing, a leading enterprise software company for NISQ-based quantum applications.

Ms. Jones graduated Summa Cum Laude and holds a BSE in industrial and operations engineering from the University of Michigan. Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses.

Jerry Jones	Age 67	Director since 2012

Mr. Jones is the Executive Vice President, Chief Ethics and Legal Officer of LiveRamp Holdings, Inc. (NYSE: RAMP), a software-as-a-service (SaaS) company that provides the identity platform for powering exceptional experiences. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances, as well as serving as a director of most wholly owned subsidiary companies. Prior to joining LiveRamp, which is the successor entity to Acxiom Corp., in September 2018, Mr. Jones was the Chief Ethics and Legal Officer at Acxiom since 1999, where he oversaw all legal and data ethics matters. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests.

Mr. Jones is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Ethics and Legal Officer of a SaaS company, Mr. Jones has extensive experience with legal, privacy, and cybersecurity matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 51	Director since 2014

Mr. Kaufman is the Chief Executive Officer of MAK Capital, an investment advisory firm based in New York, New York, which he founded in 2002. He is director and Chairman of the Board of Agilysys, Inc., and serves as a director for Skyline Champion, Yatra Online, Inc., Trailhead Biosystems and Metal Recovery Holdings, LLC.

Mr. Kaufman holds a B.A. in Economics from the University of Chicago, where he also received his M.B.A.. He also earned a law degree from Yale University. As Chief Executive Officer of MAK Capital, a significant stockholder of the Company, Mr. Kaufman is especially qualified to represent the interests of the Company’s stockholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy, and financial management.

Melvin Keating	Age 76	Director since 2015

Mr. Keating has been a consultant, providing investment advice and other services to private and public companies and private equity firms since 2008. Mr. Keating also serves as a director of MagnaChip Semiconductor Corporation (NYSE: MX), a specialist in OLED panel technology and a designer/manufacturer of analog and mixed signal semiconductor platform solutions (since August 2016). Previously he was a director of Vitamin Shoppe Inc., a retailer of nutritional supplements, from April 2018 until it was taken private in December 2019, and Red Lion Hotels Corporation from July 2010 until June 2017, serving as Chairman of the Board from May 2013 to 2015. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: SPS Commerce, Inc., a provider of cloud-based supply chain management solutions (from March 2018 to May 2019), and Harte Hanks Inc. a global marketing services firm (2017 until July 2020).

Mr. Keating holds a B.A. from Rutgers University as well as both an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy, and capital markets.

John Mutch	Age 66	Director since 2009

Mr. Mutch has served as managing partner of MV Advisors LLC (“MV Advisors”), a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies, since founding the firm in December 2005. From December 2008 to January 2014, Mr. Mutch served as President, CEO and Chairman of the Board of Directors of BeyondTrust Software, a privately-held security software company. Mr. Mutch has served as Chairman of the board of directors of Aviat Networks, Inc. (Nasdaq: AVNW), a global provider of microwave networking solutions, since February 2015, and has served on the board of directors since January 2015. Previously, Mr. Mutch served on the board of directors of Maxwell Technologies, Inc. (formerly Nasdaq: MXWL), a manufacturer of energy storage and power delivery solutions for automotive, heavy transportation, renewable energy, backup power, wireless communications and industrial and consumer electronics applications, from April 2017 to May 2019, YuMe, Inc. (NYSE: YUME), a provider of digital video brand advertising solutions, from July 2017 to February 2018, at which time the company was acquired by RhythmOne PLC (LON: RTHM), a technology-enabled digital media company, and Mr. Mutch continued serving as a director on the RhythmOne PLC board of directors until January 2019.

Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from the University of Chicago. As a former chief executive officer and board member of many technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Ramesh Srinivasan	Age 63	Director since 2017

Mr. Srinivasan has been President and Chief Executive Officer of the Company since January 3, 2017. He previously served as CEO of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and CEO of Innotrac Corp., an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc. in 2015. Prior to that, Mr. Srinivasan served as President and CEO of Bally Technologies Inc. (NYSE: BYI) from December 2012 to May 2014, and President and COO from April 2011 to December 2012; he started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005, where his last position was Executive Vice-President of Warehouse Management Systems.

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA equivalent) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. Mr. Srinivasan has nearly three decades of hands-on enterprise software development, execution and senior technology management leadership and strategy expertise and accomplishments, including experience and expertise in driving performance at high growth technology companies and helping them scale their business profitably.

Board Diversity Matrix

The NASDAQ diversity matrix is set forth below as required under the listing requirements of NASDAQ.

To see our Board Diversity Matrix as of June 30, 2022, please see the proxy statement filed with the SEC on July 19, 2022.

Board Diversity Matrix (As of June 12, 2023)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5		1
Number of Directors who identify in Any of the Categories Below:
African American or Black
Alaskan Native or Native American
Asian		1
Hispanic or Latin
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+	—
Did Not Disclose Demographic Background	1

One of our directors also identifies as being of U.K. origin.

Vote Required

Each of the nominees for election as directors will be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 2 APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION

Background

The State of Delaware, which is the Company’s state of incorporation, recently amended Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) to enable Delaware companies to limit or eliminate the monetary liability of certain senior officers in limited circumstances (referred to as “exculpation”). Section 102(b)(7) of the DGCL previously permitted Delaware corporations to exculpate only directors, but not officers, and the Company’s Certificate of Incorporation currently aligns with the previous Section 102(b)(7) in providing for the exculpation of directors but not officers. The Company is asking its stockholders to approve an amendment to the Certificate of Incorporation to add a provision exculpating officers of the Company from personal liability for monetary damages associated with claims of breach of the duty of care, as now permitted under the DGCL (the “Exculpation Amendment”).

Amended Section 102(b)(7) of the DGCL provides that only certain officers may be entitled to exculpation, namely: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in the corporation’s public filings with the SEC as one of the most highly compensated executive officers of the corporation (i.e., the named executive officers); and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of accepting service of process (collectively, the “covered officers”).

The Exculpation Amendment would permit the exculpation of the covered officers for personal liability for monetary damages in connection with direct claims brought by stockholders for breach of fiduciary duty of care, including class actions. The Exculpation Amendment would not limit the liability of the covered officers for:

(i)
breaches of the duty of loyalty;
(ii)
acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii)
any transaction from which the officer derived an improper personal benefit; or
(iv)
claims for breach of fiduciary duty of care claims brought by the Company itself, or derivative claims brought by stockholders in the name of the Company.

For clarity, the Exculpation Amendment specifically sets forth those circumstances in which covered officers, as well as directors of the Company, will not be entitled to exculpation, consistent with the provisions of the DGCL.

Proposed Exculpation Amendment

The Board is asking our stockholders to approve the Exculpation Amendment. The full text of the proposed amendment is set forth below and in Appendix A. In Appendix A, additions are marked with bold, underlined text and deletions are indicated by struck-out text.

If the Exculpation Amendment is adopted, the heading of Article VII and the text of Article VII, Section 1 of the Certificate of Incorporation will be amended to read in its entirety as follows:

“ARTICLE VII – LIMITATION OF DIRECTOR AND OFFICER LIABILITY

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

Reasons for the Exculpation Amendment

The Board believes that there is a need for officers to have appropriate protections from personal liability, both to allow the Company to continue to attract and retain the most qualified officers and to prevent costly and protracted litigation that distracts our senior officers from important operational and strategic matters.

We believe that an exculpation provision that is updated to align with amended Section 102(b)(7) strikes the appropriate balance between stockholders’ interest in accountability from our senior officers and their interest in the Company being able to attract and retain quality officers. In the absence of appropriate protection from personal liability, qualified officers might be deterred from serving due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit.

Furthermore, exculpation has been available to directors of Delaware companies for a long time, and now that Delaware law permits officer exculpation, the Company expects public companies, including our peers, to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation. Failure to adopt the amendment could impact our ability to recruit and retain experienced and qualified officers, who may conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

In addition, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment, and regardless of merit. Adopting the Exculpation Amendment could empower our officers to exercise their business judgment in furtherance of the interests of the stockholders. On the other hand, even under the Exculpation Amendment, our officers would not be protected from liability for breaches of the duty of loyalty, acts or omissions not in good faith or those that involve intentional misconduct or a knowing violation of law, or any transactions in which an officer derived an improper personal benefit.

In light of the narrow class and type of claims for which officers would be exculpated, the limited number of officers to whom the protections would apply, and the benefits that the Board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain quality officers, our Board has determined that the Exculpation Amendment is in the best interests of the Company and its stockholders, and has unanimously approved the Exculpation Amendment.

Effect of the Proposed Amendment

Other than the replacement of the existing Article VII, Section 1 by the proposed Article VII, Section 1, the remainder of the Certificate of Incorporation will remain unchanged. If the Exculpation Amendment is approved by the stockholders, the amendment will become effective upon filing of the Certificate of Amendment to Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the Annual Meeting.

Vote Required

The affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares of our capital stock will be required to approve the Exculpation Amendment to the Certificate of Incorporation of the Company. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EXCULPATION AMENDMENT. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of June 14, 2023, by (i) each current director; (ii) our Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares. Percent of common shares are calculated based on 27,092,456 shares of common stock, consisting of 25,356,999 shares of common stock outstanding on June 14, 2023, and 1,735,457 shares of common stock into which 1,735,457 shares of Series A Convertible Preferred Stock outstanding on June 14, 2023, were convertible.

Name	Common Shares	Common Shares Subject to Exercisable Options	Restricted Common Shares	Total Common Shares Beneficially Owned (1)	Percent of Class	Series A Convertible Preferred Shares (2)	Percent of Class
Directors and Nominees
Donald Colvin	33,189	—	1,435	34,624	*	—	*
Dana Jones	14,263	—	1,435	15,698	*	—	*
Jerry Jones	58,129	—	1,435	59,564	*	—	*
Michael A. Kaufman (3)	4,142,136	—	1,435	4,143,571	15.3	1,735,457	100
Melvin Keating	41,908	—	1,435	43,343	*	—	*
John Mutch	35,923	—	1,435	37,358	*	—	*
Named Executive Officers
Ramesh Srinivasan	691,751	600,000	67,856	1,359,607	5.0	—	*
William David ("Dave") Wood	45,150	2,528	12,832	60,510	*	—	*
Kyle Badger	110,277	75,248	4,112	189,637	*	—	*
Prabuddha Biswas	63,503	—	3,550	67,053	*	—	*
Don DeMarinis	14,406	—	3,672	18,078	*	—	*
All current directors and executive officers (18 persons)	5,343,590	911,935	136,582	6,392,107	23.6	1,735,457	100
Other Beneficial Owners
MAK Capital One LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	3,952,064 (3)				14.6	—	*
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,237,416 (4)				11.9	—	*
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,650,177 (5)				6.1	—	*

* Less than 1%.

(1)
Unless otherwise noted, beneficial ownership of the shares comprises both sole voting and dispositive power or voting and dispositive power that is shared with a spouse, except for restricted shares for which the individual has sole voting power but no dispositive power until such shares vest.
(2)
Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, at any time on a one-for-one basis, subject to anti-dilution adjustment and certain approvals, if required, and has no expiration date.
(3)
MAK Capital One L.L.C. (“MAK Capital”) beneficially owns 3,952,064 shares of common stock, inclusive of 1,735,457 shares of common stock issuable upon conversion of 1,735,457 shares of Series A Convertible Preferred Stock (the “Convertible Preferred Shares”) owned by MAK Capital Fund LP (“MAK Fund”) and MAK Capital Distressed Debt Fund I, LP (“MAK CDD Fund”), representing 14.6% of the outstanding shares on a fully diluted basis. Mr. Kaufman beneficially owns 4,142,136 shares of common stock, inclusive of the Convertible Preferred Shares, representing 15.3% of the outstanding shares on a fully diluted basis. MAK Fund beneficially owns 3,498,408 shares, representing 12.9% of the outstanding shares on a fully diluted basis. MAK CDD Fund beneficially owns 297,507 shares, representing 1.1% of the outstanding shares on a fully diluted basis. MAK Capital acts as the investment manager of MAK Fund and MAK CDD Fund. Michael A. Kaufman is the managing member of MAK Capital. Each of MAK Fund and MAK CDD Fund shares voting power and investment power with MAK Capital and Mr. Kaufman. The address of MAK Capital One LLC, MAK CDD Fund and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, NY 10022. The address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda.
(4)
As reported on a Schedule 13G/A dated January 26, 2023. Blackrock, Inc. has sole voting power with respect to 3,208,617 shares and sole dispositive power with respect to all the shares.

(5)
As reported on a Schedule 13G/A dated February 9, 2023. The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 35,053 shares, sole dispositive power with respect to 1,596,544 shares, and shared dispositive power with respect to 53,633 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2023.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Srinivasan, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
William David (“Dave”) Wood III	45	Senior Vice President and Chief Financial Officer since June 2020

Vice President – Corporate Strategy & Investor Relations from June 2019 to May 2020. Vice President – Finance from June 2017 to June 2019. Senior Director, Financial Planning & Analysis from June 2016 to June 2017. Director, Financial Planning & Analysis from August 2013 to June 2016.

Kyle Badger	54	Senior Vice President, General Counsel and Secretary since October 2011	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 until October 2011.
Prakash Bhat	60	Senior Vice President and Managing Director, India, since May 2023	Vice President and Managing Director, India, from March 2017 to May 2023. Vice President, India Operations, at Radial Omnichannel Technologies India, from November 2015 until March 2017.
Prabuddha Biswas	63	Senior Vice President, Chief Technology Officer since April 2018	Chief Technology Officer, Alert Logic, from August 2015 until April 2018. Vice President of Engineering, Airbiquity, from June 2013 until August 2015.
Don DeMarinis	59	Senior Vice President Sales and Marketing, Americas, since January 2018

Chief Commercial Officer, Global, QikServe Limited, from April 2017 until January 2018. Executive Vice President/Chief Revenue Officer, Gusto, from June 2016 until April 2017. Vice President, Sports, Leisure & Entertainment Business Unit, Oracle/MICROS, January 2011 until June 2016.

Jeba Kingsley	50	Senior Vice President, Professional Services since May 2023	Vice President, Professional Services from December 2018 to May 2023. Vice President, Global Services, Scientific Games, from November 2014 until November 2017.
Rohith Kori	43	Senior Vice President, Corporate and Product Strategy, since May 2023

Vice President, Corporate and Product Strategy, from June 2020 to May 2023. Senior Director, Corporate and Product Strategy from May 2019 to May 2020. Senior Director Client Services from May 2017 to May 2019.

Sridhar Laveti	55	Senior Vice President of Established, Emerging Products and Customer support since June 2020	Vice President, Business Transformation from May 2017 until September 2017. Senior Vice President, Gaming Systems, at Bally Technologies from December 2014 until September 2017.

Terrie O’Hanlon	61	Senior Vice President, Chief Marketing Officer, since May 2023

Vice President, Chief Marketing Officer, from March 2022 to May 2023. Chief Marketing Officer, GreyOrange from March 2019 until March 2022. Chief Marketing Officer, DefenseStorm from September 2017 until March 2019.

Chris Robertson	52	Vice President, Corporate Controller and Treasurer, since June 2019	Corporate Controller and Treasurer from June 2017 until June 2019. Corporate Controller from February 2017 until June 2017. Managing Director at Grant Thornton LLP from 2010 until January 2017.
Frank Pitsikalis	55	Senior Vice President, Strategy, since May 2023	Vice President, Strategy, from January 2022 to May 2023. Founder and Chief Executive Officer, ResortSuite from September 2000 until January 2022.
Sethuram Shivashankar	53	Senior Vice President, Chief Information Officer, since March 2022	Senior Vice President, Gaming Systems, Scientific Games from October 2018 until April 2021. Senior Vice President, Technology, Scientific Games from October 2017 until October 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2023, being the year beginning April 1, 2022, and continuing through March 31, 2023. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2023 consisted of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated officers during fiscal year 2023, as listed below:

•
Ramesh Srinivasan, President and CEO
•
Dave Wood, Senior Vice President and CFO
•
Kyle Badger, Senior Vice President, General Counsel and Secretary
•
Prabuddha Biswas, Senior Vice President, Chief Technology Officer
•
Don DeMarinis, Senior Vice President Sales, Americas and EMEA

Compensation Focus for Fiscal Year 2023

In determining compensation for our Named Executive Officers in fiscal year 2023, the Committee was primarily focused on:

•
Entering into an amended and restated employment agreement with Mr. Srinivasan, our CEO, in connection with the expiration of the initial three-year term of the employment agreement entered into with Mr. Srinivasan in 2020;
•
Maintaining base salary and annual cash incentives for our other Named Executive Officers generally at prior year levels; and
•
Providing long-term equity incentives to our Named Executive Officers that continued to meet the Company’s compensation objectives.

The compensation arrangements with our Named Executive Officers for fiscal year 2023 were similar to the compensation arrangements for Named Executive Officers in prior years. Our CEO’s compensation includes base salary and an annual incentive based on company financial performance that is settled in shares of common stock. The compensation for our other Named Executive Officers includes base salary, annual cash incentives based on company financial performance, and long-term equity incentives.

After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company’s general philosophy and objectives relative to our executive compensation program, the Compensation Committee continued to link executive pay to performance and maintained annual incentive opportunities for the Named Executive Officers at the same level as fiscal year 2022. Annual incentive performance targets for fiscal year 2023 were focused on improvements over fiscal year 2022 results. The annual incentive for our CEO, while based on the same company financial measures as the annual incentives for the other Named Executive Officers, was settled in shares of common stock to further align the CEO with stockholder interests and to emphasize long term value creation.

Long-term equity incentives for the Named Executive Officer other than the CEO fiscal year 2023 consisted of grants of shares of restricted stock that vest over three years.

During the fourth quarter of fiscal year 2023 we entered into an amended and restated employment agreement with Mr. Srinivasan, our CEO. As with prior employment agreements with Mr. Srinivasan, the amended employment agreement has a three-year initial term and included a long-term equity grant, a significant portion of which is conditioned on the Company’s stock price performance to align the CEO with stockholder interests and to emphasize stockholder value creation over the three-year term.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term stockholder value.

Compensation Philosophy and Objectives. For fiscal year 2023, our Compensation Committee’s pay philosophy was to emphasize performance-based compensation tied to annual goals in the form of annual cash incentives and long-term performance-based compensation in the form of long-term equity incentives. The Compensation Committee’s objective was to establish an overall compensation package to:

•
Reward the achievement of business objectives approved by our board of directors;
•
Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies;
•
Tie a significant portion of compensation to the long-term performance of our common shares; and
•
Attract, retain, and motivate executives who could significantly contribute to our success.

Compensation Structure. Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to benchmark pay levels, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. Salaries for new executive officers are generally based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide variable pay for achievement of the Company’s financial goals, with target incentives set as a percentage of salary, and are designed to reward achievement of goals with an annual cash payment. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and may adjust the annual incentive payment otherwise earned if the aggregate compensation is deemed deficient or excessive in the opinion and discretion of the Compensation Committee. Annual incentives are paid in cash except for our CEO, and his annual incentives are settled in shares of common stock.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term stockholder value by tying the value of earned incentives to the long-term performance of our common shares. For Named Executive Officers other than the CEO, target long-term incentives are also set as a percentage of salary.

Compensation Key Considerations

Annual Goal Setting. Annual goals for our Named Executive Officers may be tied to our financial, strategic, and operational goals and may include business specific financial targets relating to our goals. For fiscal year 2023, the Compensation Committee linked annual incentive goals to financial targets emphasizing both growth and profitability. Annual incentives were based on revenue growth, but payment was conditioned upon the achievement of a minimum adjusted EBITDA as a percentage of revenue.

Variable Pay at Risk. Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised between 52% and 66% of target annual compensation for the Named Executive Officers other than Mr. Srinivasan and 91% of fiscal year 2023 compensation at target for Mr. Srinivasan. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. Thus, significant emphasis is placed on long-term stockholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Compensation Consultants and Competitive Market Assessments. The Compensation Committee engaged FW Cook as a compensation consultant to provide competitive analysis regarding CEO employment contracts and advice regarding a CEO equity award, and carefully considered such analysis and advice, along with other factors, in connection with negotiating Mr. Srinivasan’s amended employment agreement in the fourth quarter of fiscal year 2023. Following such review and consideration, the Committee and Mr. Srinivasan agreed to maintain his base salary and annual target incentive at the levels agreed to in his prior employment agreement, which was effective for fiscal years 2020 to 2023. The Committee also granted him a long-term equity incentive consisting of restricted stock units (“RSUs”), as further described below under Fiscal Year 2023 Compensation – Long-Term Incentives. The Compensation Committee did not engage FW Cook or any other compensation consultant for any other matters related to setting compensation for fiscal year 2023.

Fiscal Year 2023 Compensation

Base Salary.

For fiscal year 2023, base salary comprised between 34% and 48% of total target compensation for the Named Executive Officers other than Mr. Srinivasan. Excluding the long-term equity grant made to him in connection with his amended employment agreement, Mr. Srinivasan’s base salary comprised 50% of his total target compensation for fiscal year 2023. Base salaries for the Named Executive Officers did not change from fiscal year 2022. The Compensation Committee and Mr. Srinivasan, with respect to the Named Executive Officers other than himself, believed that the base salaries of the Named Executive Officers remained aligned with the Committee’s philosophies and goals. Mr. Srinivasan’s base salary has remained unchanged since he joined the Company in fiscal year 2017, except for fiscal year 2021 when Mr. Srinivasan voluntarily agreed to accept no base salary for the first nine months of the fiscal year.

Annual Incentives.

Annual Incentive Targets. The Compensation Committee set fiscal year 2023 annual incentive goals at the beginning of the fiscal year. As previously discussed, the Committee linked the annual incentive goals of the Named Executive Officers to revenue and Adjusted EBITDA. All the Named Executive Officers were subject to the same annual incentive structure:

•
100% of target annual incentives were based on the Company’s achievement of a fiscal year 2023 revenue target of $195 million;
•
provided that Adjusted EBITDA as a percentage of revenue after payment of annual incentives was not less than 15.5% of revenue.

Component	Weighting (%)	Threshold		Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	100	$180M	50	$195M	100	$210M	150

Achievement would be scaled between the threshold level and the target level and between the target level and the maximum level. Payouts were capped at 150% of target incentives. If the Adjusted EBITDA condition was not achieved, then the annual incentives would not be earned.

For fiscal year 2023, the Committee continued to believe that revenue growth was most accretive to stockholder value. The Committee imposed the Adjusted EBITDA condition in order to encourage disciplined management of Company expenses and profitable growth.

The annual revenue target represented at 20% increase over fiscal year 2022 revenue, which the Compensation Committee believed involved performance that was reasonably difficult.

Annual Incentive Results. Total revenue increased $35.5 million, or 21.9%, in fiscal 2023 compared to fiscal 2022 to a record $198.1 million, compared to $162.6 in fiscal year 2022 and $137.2 million in fiscal year 2021. Total Adjusted EBITDA increased $3 million, or 11%, in fiscal year 2023 compared to fiscal year 2022 to $30.3 million compared to $27.3 million in fiscal year 2022. As a result, Adjusted EBITDA was 15.3% of revenue in fiscal year 2023 compared to 16.8% of revenue in fiscal year 2022. Although the attained revenue was above the $195 million target and well above the $180 million threshold level for annual incentive achievement, Adjusted EBITDA as a percentage of revenue failed to meet the 15.5% threshold for annual incentive payments.

Notwithstanding the failure to achieve the threshold Adjusted EBITDA percentage, the Committee believed the Company had exceeded expectations with respect to growing revenue and had achieved an acceptable level of Adjusted EBITDA since the Company had a compelling need to make additional cost investments in fiscal year 2023 to address future revenue growth opportunities. Accordingly, the Committee used its discretion to certify 60% achievement of annual incentive targets, which was the amount the Committee believed was both reasonable and would not significantly impact the Company’s profitability goals.

Component	Result	Target
Revenue	$198.1M	$195.0M
Adjusted EBITDA	15.3%	15.5%

CEO Annual Incentive. Mr. Srinivasan was eligible for an annual incentive for fiscal year 2023 based on the Company financial performance metrics described above, with any such earned incentive to be settled in shares of common stock. Pursuant to both his prior employment agreement and his amended employment agreement, Mr. Srinivasan’s target annual incentive for fiscal year 2023 was set at 100% of his base salary, or $600,000, with a maximum potential incentive of $900,000 (150% of his base salary), payable upon achievement of 150% of the annual incentive goals, and a threshold potential incentive of $300,000 (50% of his target annual incentive), payable upon achievement of 50% of the annual incentive goals.

Based on the fiscal year 2023 results discussed above, Mr. Srinivasan was awarded 60%, or $360,000, of his annual incentive target. Accordingly, the Compensation Committee granted Mr. Srinivasan 5,168 shares of common stock, being the number of shares having an approximate value of $360,000 based on the closing price of the Company’s common stock on May 24, 2023, the date that the Committee made its determination.

Annual Incentives for the Other Named Executive Officers. Fiscal year 2023 target annual incentives for the other Named Executive Officers other than Mr. DeMarinis, were set as 50% of the executive’s base salary. Mr. DeMarinis’ annual incentive was set as 60% of his base salary, and he was also eligible for annual sales-related incentives of $150,000 at target due to his role as head of our Americas and EMEA Sales teams.

Annual incentives comprised 21% to 41% of total fiscal year 2023 target compensation for these Named Executive Officers.

Officer	Target Annual Incentive as % of Base Salary	Target Annual Incentives ($)	Target Annual Incentive as % of FY23 Total Target Compensation
Dave Wood	50%	137,500	21%
Kyle Badger	50%	140,000	23%
Prabuddha Biswas	50%	135,000	24%
Don DeMarinis	120%	300,000	41%

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2023 table below.

Based on the fiscal year 2023 results discussed above, each of the Named Executive Officers were awarded 60% of their target annual incentives subject to the annual incentive plan described above. Mr. DeMarinis earned an additional $136,176 of his target $150,000 sales incentives (90.7%) based on the net gross profit of eligible sales.

Officer	Annual Incentive Plan Target ($)	Achievement (%)	Annual Incentive Plan Payout ($)	Annual Sales Incentive Payout ($)	Total Annual Incentives Payouts ($)
Dave Wood	137,500	60%	82,500	—	82,500
Kyle Badger	140,000	60%	84,000	—	84,000
Prabuddha Biswas	135,000	60%	81,000	—	81,000
Don DeMarinis	300,000	60%	90,000	136,176	226,176

Long-Term Incentives.

Pursuant to his amended employment agreement Mr. Srinivasan received a grant of 67,856 RSUs, which was equal to $5,400,000 divided by the closing price of the Company’s common stock on March 10, 2023, the date of grant. Of the granted RSUs, 33,928 RSUs, or 50% of the total grant, will vest in equal annual amounts over the next three years, subject to Mr. Srinivasan’s continued employment with the Company on the vesting date. Of the remaining RSUs, 21,035 RSUs (the “First Tranche”) will vest if both the closing price of the Company’s stock has been equal to or higher than $100 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company through the third anniversary of the grant date. 12,893 of the remaining RSUs (the “Second Tranche”) will vest if both the closing price of the Company’s stock has been equal to or higher than $115 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company through the third anniversary of the grant date, Upon vesting, the Company will issue and deliver to Mr. Srinivasan the number of shares of the Company’s common stock equal to the number of vested RSUs.

The Committee believed the $100 and $115 target share prices to be appropriate since each would be a significant increase over the Company’s then current share price of $79.58 and would represent a significant gain in stockholder value if achieved. In addition, the Committee believed the time-vesting components bolster retention over the three-year period.

With respect to the other Named Executive Officers, in fiscal year 2021, the Committee had increased the value of long-term incentive awards to all participants, including each of these Named Executive Officers, over recent prior years, to bolster retention at a time when it appeared that the hospitality industry and the Company would be disproportionately impacted by the COVID-19 pandemic. In fiscal year 2022, the Committee did not to provide any further long-term equity awards to the Named Executive Officers other than Mr. Wood since the Committee believed the awards made in fiscal year 2021 and prior years were sufficient to achieve the goals of retention and alignment with stockholder interests without additional awards. For fiscal year 2023, the Committee provided long-term equity awards to each of these Named Executive Officers in amounts that it believed further the goals of retention and alignment with stockholder interests.

In setting the long-term incentive awards for these Named Executive Officers, the Committee received input and recommendations from Mr. Srinivasan. The Committee granted long-term equity awards to the Named Executive Officers and other key employees of the Company in June 2022 with the understanding that additional long-term equity awards may be granted to the Named Executive Officers and other key employees if the Company remained on track to achieve its annual goals. The Committee set the June 2022 long-term equity awards for the Named Executive Officers at 50% of their base salary allocated to restricted common stock vesting over three years. In November 2022, the Committee determined that additional awards to the Named Executive Officers and other key employees were necessary and appropriate and provided additional grants of restricted common stock vesting over three years to each of the Named Executive Officers. The Committee determined the level of the November 2022 awards for each Named Executive Officer based on a determination, with the advice and recommendations of Mr. Srinivasan, of the amount that furthered its goals of retention and alignment with stockholder interests with respect to each Named Executive Officer. In total, the long-term equity incentive awards to these Named Executive Officers comprised between 24% and 37% of each executive’s total fiscal year 2023 target compensation. Each of the awards vest in equal annual amounts over three years beginning on the first anniversary of the date of grant.

Officer	LTI Award	LTI Value ($)*	Shares Subject to Award (#)
Dave Wood	June Restricted Stock Award	137,491	3,193
	November Restricted Stock Award	110,000	1,691
Kyle Badger	June Restricted Stock Award	139,988	3,251
	November Restricted Stock Award	56,008	861
Prabuddha Biswas	June Restricted Stock Award	134,993	3,135
	November Restricted Stock Award	26,996	415
Don DeMarinis	June Restricted Stock Award	125,003	2,903
	November Restricted Stock Award	50,023	769

June awards were based on the closing price of our common stock on June 8, 2022, the date the Committee granted the awards, which was $43.06 per share. November awards were based on the closing price of our common stock on November 12, 2022, the date the Committee granted the awards, which was $65.05 per share.

The Committee’s focus with long-term incentive awards has been to link compensation directly to stockholder gains. In addition, the Committee believed the vesting schedule for the awards bolsters retention over the three-year vesting period.

Additional Compensation – Executive Benefits. We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements. The Company has entered into employment agreements with each of the Named Executive Officers.

In accordance with his amended employment agreement, Mr. Srinivasan will serve as CEO and President for an additional three-year initial term beginning on March 10, 2023. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term. If the employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, 48 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The Company entered into employment agreements with each of the other Named Executive Officers on July 27, 2020. Under the employment agreements for these Named Executive Officers, upon termination without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit. None of the Named Executive Officers is entitled to excise tax gross-up payments.

In consideration of the severance benefits, Mr. Srinivasan is subject to 24-month post-termination confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of his employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Each other employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting. Except as described above for our CEO, none of the employment agreements provide for accelerated vesting of equity. Under our 2020 Equity Incentive Plan and 2016 Stock Incentive Plans, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the stockholders’ best interests, and accelerated vesting provisions provide stability. Additionally, under outstanding restricted share award agreements, all restricted shares (including performance shares) vest upon death or disability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The equity incentive awards granted to the Named Executive Officers are subject to a holding period of one year following a change of control. Under this provision, all unvested SSARs and restricted shares accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s qualified termination. The Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the stockholders’ best interests.

CEO Pay Ratio Disclosure

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on base salary

(annualized in the case of full- and part-time employees who joined the company during fiscal year 2023) of each of our employees (excluding the CEO), as of March 31, 2023. The annual total compensation of our median employee (other than the CEO) for 2023 was $30,617. As disclosed in the Summary Compensation Table appearing on page 29, our CEO’s annual total compensation for fiscal year 2023 was $5,836,288. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 191 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies. In addition, the pay ratio this year was impacted by two factors: (1) Continued expansion of our Indian development center, which at the end of fiscal year 2023 contained 66% of our global employees. Market levels of compensation in India are generally substantially less than the U.S., where our CEO is based; and (2) The substantial equity awards granted to our CEO in connection with the amendment of his employment agreement, an event that did not happen in the past two fiscal years and is not expected to occur again in the next two fiscal years.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains. Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months. We intend to revise our clawback policy to comply with the new listing standards proposed to be adopted by The Nasdaq Stock Market related to the final regulations adopted by the SEC to implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, once those listing standards have become effective.

Stock Ownership Guidelines. To underscore the importance of strong alignment between the interests of management and stockholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO and directors having the highest ownership requirements. Director and executive compensation are designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our stockholders, customers, suppliers, and employees of our commitment to stockholder value. Each director and executive officer is expected to maintain minimum share ownership of shares with a value based on a multiple of base salary or director annual retainer listed below:

Multiple of Director Annual Retainer and Executive Base Salary
	2 Years	4 Years
Directors	3x	6x
CEO	3x	6x
Other Executive Officers	1.5x	3x

Stock ownership that is included toward attainment of the guidelines includes (i) shares owned directly (including through open market purchases, through the Company’s Employee Stock Purchase Plan or acquired and held upon vesting of Company equity awards); (ii) shares owned either jointly with, or separately by, his or her immediate family members residing in the same household; (iii) shares held in trust for the benefit of the individual, or his or her immediate family members; and (iv) in-the-money value of vested but unexercised stock options and stock appreciation rights.

Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive and remain at or above that level until retirement. The Compensation Committee of the board of directors regularly reviews progress toward achieving these ownership levels, and at its meeting in May 2021, the Compensation Committee determined that all of the directors and executives met the prescribed ownership levels.

Until a director or executive has satisfied the stock ownership guidelines, such director or executive is required to retain fifty percent (50%) of the net shares of common stock received from the Company as compensation after deducting any shares withheld by the Company or sold by the director or executive, if any, for the purpose of satisfying the exercise price and tax liabilities and related fees related to the settlement event. Once an individual achieves his or her stock ownership goal, these retention restrictions no longer will apply unless a disposition would cause the individual's stock ownership to fall below his or her goal.

Impact of Tax Considerations. Section 162(m) of the Internal Revenue Code, through December 31, 2017, limited the tax deduction of public companies for compensation in excess of $1.0 million paid to their CEO and the three most highly compensated executive officers (other than the CFO) at the end of any fiscal year unless the compensation qualified as “performance-based compensation” Under applicable IRS regulations. For tax years after December 31, 2017, the Tax Cuts and Jobs Act of 2017 amended Section 162(m) to expand the $1.0 million deduction limitation described above to a larger group of employees and to eliminate the “performance-based” exception. The employees (referred to as “covered employees”) to whom the deduction limitation applies include the CEO and CFO (in each case, whether or not serving as executive officers as of the end of the fiscal year) and the three other most highly compensated executive officers. In addition, once considered a “covered employee” for a given year, the individual will be treated as a “covered employee” for all subsequent years.

The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive and long-term compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Named Executive Officers should be managed in accordance with the objectives outlined in the Committee’s compensation philosophy and in the best overall interests of the Company’s stockholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and included in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders.

The Compensation Committee of the Board of Directors

Melvin Keating, Chairman

Michael A. Kaufman

Jerry Jones

John Mutch

EXECUTIVE COMPENSATION

The following table and related notes provide information regarding fiscal year 2023 compensation for our Named Executive Officers, including our CEO and CFOs, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2023.

Summary Compensation Table for Fiscal Year 2023

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Ramesh Srinivasan	FY23	600,000	—	4,859,824	—	360,000	16,464	5,836,288
President and Chief Executive	FY22	600,000	—	—	—	204,000	18,789	822,789
Officer	FY21	163,846	—	—	—	180,000	4,601	348,447
Dave Wood	FY23	275,000	82,500	247,490	—	—	29,325	634,316
Vice President and Chief	FY22	251,173	42,783	275,000	—	—	9,735	578,691
Financial Officer	FY21	202,133	36,000	118,831	1,144,574	—	2,996	1,504,534
Kyle Badger	FY23	280,000	84,000	195,996	—	—	19,491	579,487
Senior Vice President, General	FY22	280,000	47,600	—	—	—	14,549	342,149
Counsel and Secretary	FY21	238,000	42,000	138,616	1,335,350	—	5,007	1,758,973
Prabuddha Biswas	FY23	270,000	81,000	161,989	—	—	22,595	535,584
Senior Vice President, Chief	FY22	270,000	45,900	—	—	—	21,585	337,485
Technology Officer	FY21	229,500	40,500	133,660	1,287,657	—	5,555	1,696,872
Don DeMarinis	FY23	250,000	226,176	175,027	—	—	20,222	671,424
Senior Vice President Sales,	FY22	250,000	32,205	—	—	—	12,776	294,981
Americas	FY21	212,500	120,350	123,290	1,192,290	—	2,389	1,650,819

(1)
For fiscal year 2023, amounts include discretionary cash incentive payments awarded to the Named Executive Officers as described in the CD&A above. For Mr. DeMarinis, amounts also include commission and other sales-related incentives.
(2)
Stock Awards include grants of restricted shares and, with respect to Mr. Srinivasan, restricted stock units (RSUs). Option Awards include grants of stock-settled appreciation rights (SSAR) to the Named Executive Officers. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted shares and RSUs will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted shares, RSUs, and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The fair value of RSU and restricted share grants subject only to a service condition is based on the closing price of our common shares on the grant date. For SSAR grants subject only to a service condition, we estimate the fair value on the grant date using the Black-Scholes-Merton option pricing model. For RSU, restricted share, and SSAR grants subject to a market condition (“performance grants”), we estimate the fair value on the grant date through a lattice option pricing model that utilizes a Monte Carlo analysis. Discussion of the assumptions used in determining these valuations is set forth in Note 13 of the Notes to Consolidated Financial Statements of the Company’s 2023 Annual Report. For the other Named Executive Officers, stock awards represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant.
(3)
Represents annual incentive settled in shares of common stock. Fiscal year 2023 settled in 5,168 common shares; fiscal year 2022 settled in 5,384 common shares; and fiscal year 2021 settled in 3,403 common shares.
(4)
All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2023

Name	401(k) Company Match ($)	Executive Life Insurance ($)	All Other ($)(a)	Total ($)
R. Srinivasan	10,675	396	5,393	16,464
D. Wood	7,281	490	21,554	29,325
K. Badger	10,675	2,467	6,349	19,491
P. Biswas	10,675	396	11,524	22,595
D. DeMarinis	8,212	258	11,752	20,222

(a)
Consists of matching funds for health savings accounts.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2023. All equity awards were made under the Company’s 2020 Equity Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Stock Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Ramesh Srinivasan	3/10/2023				33,928	2,699,990
	3/10/2023				21,035	1,385,996
	3/10/2023				12,893	773,838
	5/24/2022	300,000	600,000	900,000

Dave Wood	11/12/2022				1,691	110,000
	6/8/2022				3,193	137,491
	5/24/2022	68,750	137,500	206,250

Kyle Badger	11/12/2022				861	56,008
	6/8/2022				3,251	139,988
	5/24/2022	70,000	140,000	210,000

Prabuddha Biswas	11/12/2022				415	26,996
	6/8/2022				3,135	134,993
	5/24/2022	67,500	135,000	202,500

Don DeMarinis	11/12/2022				769	50,023
	6/8/2022				2,903	125,003
	5/24/2022	75,000	150,000	225,000

(1)
Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2023 annual target and maximum cash-based annual incentives granted under the annual incentive plan. Total target and maximum payouts were conditioned on achievement of goals based on revenue and Adjusted EBITDA for each Named Executive Officer. No amounts were paid pursuant to these awards in fiscal year 2023. Further explanation of potential and actual payouts by component and pursuant to the discretion of the Compensation Committee of our board of directors is set forth in the CD&A.
(2)
For Mr. Srinivasan, the shares amounts with a March 10, 2023 grant date represent restricted stock units (RSUs) granted to Mr. Srinivasan at the fair market value on the grant date. 33,928 RSUs will vest in equal annual amounts over the next three years, subject to Mr. Srinivasan’s continued employment with the Company on the vesting date. 21,035 RSUs will vest if both the closing price of the Company’s stock has been equal to or higher than $100 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company through the third anniversary of the grant date. 12,893 of the remaining RSUs will vest if both the closing price of the Company’s stock has been equal to or higher than $115 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company through the third anniversary of the grant date. Upon vesting, the Company will issue and deliver to Mr. Srinivasan the number of shares of the Company’s common stock equal to the number of vested RSUs.
(3)
The dollar amount shown for each equity grant represents the grant date fair value of the shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the vesting of shares will depend upon the market price of the shares on the date the shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2023.

Outstanding Equity Awards at 2023 Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Ramesh Srinivasan	2/10/2020	600,000		36.60	8/10/2024
	3/10/2023					33,928	2,799,399
	3/10/2023					21,035	1,735,598
	3/10/2023					12,893	1,063,801

Dave Wood	11/19/2020	2,528		20.02	6/2/2027
	12/1/2021					7,948 (a)	655,789
	6/8/2022					3,193 (a)	263,454
	11/12/2022					1,691 (a)	139,524

Kyle Badger	6/20/2019	9,985		22.41	6/20/2026
	11/19/2020	65,264		20.02	6/2/2027
	6/8/2022					3,251 (b)	268,240
	11/12/2022					861 (b)	71,041

Prabuddha Biswas	11/19/2020	2,844		20.02	6/2/2027
	6/8/2022					3,135 (c)	258,669
	11/12/2022					415 (c)	34,242

Don DeMarinis	11/19/2020	2,634		20.02	6/2/2027
	6/8/2022					2,903 (d)	239,527
	11/12/2022					769 (d)	63,450

(1)
For Mr. Srinivasan, the share amounts represent RSUs granted to Mr. Srinivasan. 11,309 will vest on March 10, 2024, 11,309 will vest on March 10, 2025, and 11,310 will vest on March 10, 2026. 21,035 will vest on March 10, 2026 if the closing price of the Company’s stock has been equal to or higher than $100 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company on March 10, 2026. 12,893 will vest on March 10, 2026 if the closing price of the Company’s stock has been equal to or higher than $115 per share for 20 consecutive trading days following the grant date and Mr. Srinivasan continues to be employed with the Company on March 10, 2026.
(2)
For the Named Executive Officers other than Mr. Srinivasan, as of March 31, 2023, the vesting schedules for the stock awards were as follows:
a.
555 vest if the closing price of the Company’s stock has been equal to or higher than $85 per share for 10 consecutive trading days prior to September 30, 2024; 1,110 vest on November 30, 2023 and the closing price of the Company’s stock has been equal to or higher than $85 per share for 10 consecutive trading days prior to November 30, 2024; 3,886 vest on November 30, 2024 and the closing price of the Company’s stock has been equal to or higher than $85 per share for 10 consecutive trading days prior to November 30, 2024; 1,064 vest on June 30, 2023; 563 vest on October 31, 2023; 799 vest on November 30, 2023; 1,064 vest on June 30, 2024; 564 vest on October 31, 2024; 1,598 vest on November 30, 2024; 1,064 vest on June 30, 2025; and 546 vest on October 31, 2025.
b.
1,083 vest on June 30, 2023; 287 vest on October 31, 2023; 1,084 vest on June 30, 2024; 287 vest on October 31, 2024; 1,085 vest on June 30, 2025; and 287 vest on October 31, 2025.
c.
1,045 vest on June 30, 2023; 138 vest on October 31, 2023; 1,045 vest on June 30, 2024; 138 vest on October 31, 2024; 1,045 vest on June 30, 2025; and 139 vest on October 31, 2025.
d.
967 vest on June 30, 2023; 256 vest on October 31, 2023; 968 vest on June 30, 2024; 256 vest on October 31, 2024; 968 vest on June 30, 2025; and 257 vest on October 31, 2025.
(3)
Calculated based on the closing price of the shares on March 31, 2023, of $82.51 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2023.

Option Exercises and Stock Vested for Fiscal Year 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ramesh Srinivasan	—	—	—	—
Dave Wood	64,483	3,926,397	1,818	120,395
Kyle Badger	45,985	2,210,667	1,190	78,650
Prabuddha Biswas	15,534	970,504	1,147	75,798
Don DeMarinis	57,822	3,654,233	1,063	70,249

(1)
Value on date of exercise.
(2)
The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2023, the last business day of fiscal year 2023, assuming that the current employment agreements with each of our Named Executive Officers had been in effect at such time.

Employment Agreements. The Named Executive Officers are each a party to an employment agreement with the Company.

If Mr. Srinivasan’s amended employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years. In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date. If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, 48 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans, and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control. In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unreimbursed expenses.

For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s board of directors or following a change in control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) his removal as a member of the board of directors (other than by his voluntary resignation) or his failure to be appointed to the board of directors of the ultimate parent of any resulting entity following a change in control, (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, (vi) ) a change of more than 50 miles in the geographic location at which you are required to provide services to the Company, or (vii) a material breach of the agreement by the Company (including a failure to pay current compensation or benefits when due), and the Company fails to materially cure such condition within 30 days of notice of the breach. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened or at any time prior to a change in control of the Company, the Named Executive Officer no longer reports to the CEO, and in each case the Company fails to cure such situation within 30 days after notice.

If the Company terminates the employment of any of the other Named Executive Officers without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months’ of COBRA continuation coverage under the Company’s health benefit.

During the term of his employment and for 24 months thereafter, Mr. Srinivasan is subject to the Company’s standard confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of the employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Following a termination of employment of any other Named Executive Officer for any reason, such Named Executive Officer is prohibited for a 12-month period following termination from being employed by, owning, operating, controlling, or being connected with certain businesses that compete with the Company. The employment agreement for each of the other Named Executive Officer also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a 12-month non-solicitation of Company employees.

Termination and Change of Control

Voluntary Termination for Cause ($)(1)	Ramesh Srinivasan	Dave Wood	Kyle Badger	Prabuddha Biswas	Don DeMarinis
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Good Reason ($)(2)
Base Salary and Incentive	2,400,000	275,000	280,000	270,000	250,000
Health Insurance (3)	76,350	31,791	38,462	32,046	21,063
Accelerated Vesting/RSUs	933,133	—	—	—	—
Total	3,409,484	306,791	318,462	302,046	271,063
Change of Control ($)(4)
Base Salary and Incentive	2,400,000	412,500	420,000	405,000	400,000
Health Insurance (3)	152,701	31,791	38,462	32,046	21,063
Accelerated Vesting/Stock and RSUs	933,133	402,979	339,281	292,911	302,977
Total	3,485,834	847,270	797,744	729,956	724,040
Death or Disability ($)(5)
Accelerated Vesting/Stock and RSUs	2,799,399	1,058,768	339,281	292,911	302,977
Total	2,799,399	1,058,768	339,281	292,911	302,977

(1)
A “voluntary termination” includes death, disability, or legal incompetence.
(2)
For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) conduct that is Prohibited Activity under the non-competition section of his employment agreement, (iii) conduct that breaches his duty of loyalty to the Company or his willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of his disability) that materially injures the Company. For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, or (iv) misconduct, malfeasance, or insubordination.
(3)
Health Insurance consists of health care and dental care benefits. The amount reflects reimbursement of COBRA benefits for the applicable period.
(4)
Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. SSARs and restricted shares vest upon a change of control. For SSARs the value of accelerated vesting is calculated using the closing price of $82.51 per share on March 31, 2023, less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $82.51 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2023.
(5)
All restricted stock subject to time or performance vesting conditions will vest upon death or disability.

Pay Versus Performance

The following table shows the total compensation for our named executive officers (“NEOs”) for the past three fiscal years as set forth in the Summary Compensation table, the “compensation actually paid” (or “CAP”) to our principal executive officer (“PEO”), and on an average basis, to our other NEOs (in each case, as determined under SEC rules), our Total Stockholder Return (TSR), the TSR of companies listed in the SIC Code 7373 - Computer Integrated Systems Design (our peer group for this purpose), our GAAP net income (loss), and our Company Selected Metric results (GAAP net revenue) against a defined group of peers.

Fiscal Year ended March 31, (a)	Summary compensation on table total for PEO ($)(b)(1)	Compensation actually paid to PEO ($)(c)(2)	Average summary compensation on table total for non-PEO NEOs ($)(d)(3)	Average compensation actually paid to non-PEO NEOs ($)(e)(2)	Total stockholder return ($)(4)	Per group total stockholder return ($)(4)	Net income (loss) (in thousands) ($)	Revenue (in thousands) ($)(5)
2023	5,836,288	9,323,318	605,203	1,791,184	394.01	11.64	14,582	198,065
2022	822,789	(205,682)	403,998	416,487	138.80	42.08	6,478	162,636
2021	348,447	10,333,284	1,342,437	3,148,920	187.19	34.69	(21,001)	137,176

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Srinivasan (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation table. Refer to “Summary Compensation Table for Fiscal Year 2023.”
(2)
The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. “Compensation actually paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan for named executives, so no adjustment for pension benefits is included in the table below. The following table details these adjustments:

Fiscal Year ended March 31, (a)	Executives	SCT Total Compensation ($)(A)	Grant date value of new awards ($)(B)	Year-end value of new awards ($)(i)	Change in value of prior awards that are unvested ($)(ii)	Change in value of vested awards granted in prior fiscal years ($)(iii)	Value of vested awards granted during fiscal year ($)(iv)	Value of unvested awards forfeited during fiscal year ($)(v)	Total equity CAP (C)=(i)+(ii)+(iii)+(iv)+(v) ($)	CAP (D)=(A)-(B)+(C) ($)
2023	PEO	5,836,288	5,219,824	5,027,042	—	3,319,813	360,000	—	8,706,855	9,323,318
	Other NEOs	605,203	195,125	669,074	130,734	581,299	—	—	1,381,107	1,791,184
2022	PEO	822,789	204,000	—	(1,019,476)	(8,995)	204,000	—	(824,471)	(205,682)
	Other NEOs	403,998	99,375	101,195	41,643	(30,975)	—	—	111,864	416,487
2021	PEO	348,447	180,000	—	8,578,180	1,406,657	180,000	—	10,164,837	10,333,284
	Other NEOs	1,342,437	1,094,854	182,613	125,012	495,753	2,150,273	(52,315)	2,901,337	3,148,920

A.
The dollar amounts reported in the Summary Compensation table for the applicable fiscal year (on an average basis for the non-PEO NEOs).
B.
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and "Option Awards" columns in the Summary Compensation table for the applicable year (on an average basis for the non-PEO NEOs).
C.
The recalculated value of equity awards for each applicable year includes the addition (or subtraction, as applicable) of the following (on an average basis for the non-PEO NEOs):
i.
the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
ii.
the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
iii.
for awards that vest in the applicable year, the change in the fair value as of the vesting date from the end of the prior fiscal year; and
iv.
for awards that are granted and also vest in the applicable year, the fair value as of the vesting date. The valuation assumptions and processes used to recalculate fair values used a consistent process and did not materially differ from those disclosed at the time of the applicable grant; and
v.
for awards that forfeit in the applicable year, the fair value as of the end of the prior fiscal year.
D.
“Compensation Actually Paid” may not necessarily represent total cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

(3)
The dollar amounts reported in column (d) are the average amounts of total compensation reported for the non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation table. Refer to “Summary Compensation Table for Fiscal Year 2023.” For each of years ended March 31, 2023, 2022 and 2021, the non-PEO NEOs were:

Year ended March 31,	Non-PEO NEOs
2023	Dave Wood, Kyle Badger, Prabuddha Biswas, Don DeMarinis
2022	Dave Wood, Kyle Badger, Don DeMarinis, Chris Robertson
2021	Dave Wood, Kyle Badger, Prabuddha Biswas, Don DeMarinis, Tony Pritchett

(4)
TSR is determined based on the value of an initial fixed investment of $100 at market close on the last trading before April 1, 2020. The TSR peer group consists of the companies listed in the SIC Code 7373 - Computer Integrated Systems Design.
(5)
Our company-selected measure is GAAP revenue.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. Therefore, we do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year and the Compensation Committee did not consider this information in making its executive compensation decisions. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR of the Company

For fiscal years 2021, 2022 and 2023, the Company’s TSR (based on a $100 investment at the beginning of fiscal year 2021) increased by 87.2%, decreased by 25.8% and increased by 183.9%, respectively. During fiscal year 2022 and 2023, CAP to our PEO decreased from $10.3 million to $(0.2) million and increased from $(0.2) million to $9.3 million, respectively. During fiscal year 2022 and 2023, average CAP to our non-PEO NEOs decreased from $3.1 million to $0.4 million and increased from $0.4 million to $1.8 million, respectively.

Compensation Actually Paid and Net Income (Loss)

For fiscal years 2021, 2022 and 2023, the Company’s Net Income (Loss) increased by 38.4%, 130.8% and 125.1%, respectively. As noted above, CAP to our PEO and to our non-PEO NEOs decreased during fiscal year 2022 and increased during fiscal year 2023.

Compensation Actually Paid and Revenue

For fiscal years 2021, 2022 and 2023, the Company’s Revenue (computed in accordance with GAAP) decreased by 14.7%, increased by 18.6% and increased by 21.8%, respectively. As noted above, CAP to our PEO and to our non-PEO NEOs decreased during fiscal year 2022 and increased during fiscal year 2023.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

Company TSR significantly outpaced Peer Group TSR (computed using the companies listed in the SIC Code 7373 - Computer Integrated Systems Design) for fiscal years 2021, 2022, and 2023.

Financial Performance Measures

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•
Revenue
•
Adjusted EBITDA
•
Stock Price

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2023.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (2011 and 2016 Stock Incentive Plans and 2020 Equity Incentive Plan)	1,572,460	26.04	509,060
Equity compensation plans not approved by stockholders	—	—	—
Total	1,572,460	26.04	509,060

PROPOSAL 3 ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules require us to allow our stockholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and stockholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our stockholders’ interests and market practices. As a result of this review, the Compensation Committee:

•
Maintained base salaries for the named executive officers at end of fiscal year 2022 levels;
•
Maintained target annual incentive opportunities for the named executive officers at the same level as fiscal year 2022;
•
Set annual incentive performance targets for fiscal year 2023 based on improvements over prior year results; and
•
In its discretion, awarded a portion of annual incentives to our named executive officers, in view of the Company exceeding revenue targets and achieving an acceptable level of Adjusted EBITDA since the Company had a compelling need to make additional cost investments in fiscal year 2023 to address future revenue growth opportunities.

We are asking stockholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask stockholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our stockholders and to the extent there is any significant vote against this proposal, we will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2023 compensation tables and the related disclosure and narratives to those tables.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

Vote Required

The affirmative vote of the holders of shares representing a majority of the shares present virtually or represented by proxy and entitled to vote will be required for the advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on this proposal.

PROPOSAL 4 ADVISORY VOTE REGARDING FREQUENCY OF ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

In addition to providing stockholders an advisory vote on executive compensation, the Dodd-Frank Act and SEC rules require us to allow our stockholders to vote to indicate, on a non-binding, advisory basis, how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, such as Proposal 3 included in the Proxy Statement. In voting on this proposal 4, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years, or may choose to abstain from voting.

After careful consideration, our Board determined that an advisory vote on executive compensation that occurs every year is the most appropriate frequency and therefore recommends that you vote for a one-year interval for the advisory vote on executive compensation. In determining its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, objectives, and practices as disclosed in the Proxy Statement every year. Additionally, an annual vote will allow the Compensation Committee to consider, on a timely basis, concerns of our stockholders, and to consider the different views of stockholders as to what is the best approach for the Company, that might be indicated from the results of the advisory vote on executive compensation.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Rather, the proxy card provides stockholders with four choices with respect to proposal 4. Please mark your proxy card to indicate your preferred voting frequency by choosing the option of one year, two years, or three years, or you may abstain from voting on proposal 4. When this non-binding advisory vote was last held in 2017, stockholders indicated a preference to hold the advisory vote on executive compensation every year, and the Board implemented this standard.

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders present virtually or represented by proxy and entitled to vote will be the frequency for the advisory vote on executive compensation selected by stockholders. Abstentions and broker non-votes will have no effect on proposal 4. This vote is advisory and not binding on the Company, the Board, or the Compensation Committee in any way, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION PURSUANT TO SEC RULES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED FOR THE OPTION OF EVERY ONE YEAR FOR PROPOSAL 4 UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin, Dana Jones and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2023 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2023 audited financial statements be included in the Company’s 2023 Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

Submitted by the Audit Committee of the Board of Directors as of May 24, 2023

Donald Colvin, Chairman

Dana Jones

John Mutch

PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2023.

Stockholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Bylaws or otherwise; however, the board of directors has determined to seek stockholder ratification of that selection to provide stockholders an avenue to express their views on this important matter. If our stockholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2023. Fees for services rendered by Grant Thornton for fiscal years 2023 and 2022 were:

Fiscal Year	Audit Fees ($)
2023	755,915
2022	669,395

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit-Related Fees” relate to professional services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” include tax compliance and tax consulting services. “All Other Fees” relate to professional services not included in the foregoing categories, including services related to other regulatory reporting requirements.

Representatives of Grant Thornton are expected to be present virtually at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Pre-Approval Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non-audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Pre-Approval Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval, but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit services were pre-approved by the Audit Committee during fiscal years 2023 and 2022.

Vote Required

The affirmative vote of the holders of shares representing a majority of the shares present virtually or represented by proxy and entitled to vote will be required for the advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. We do not expect any broker non-votes to result from this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 5 UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

RELATED PERSON TRANSACTIONS

Since April 1, 2022, there has not been, and there is not currently proposed, any transaction or series of similar transactions requiring disclosure under Item 404 of Regulation S-K.

Policy on Approval of Related Person Transactions

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the Notice of Internet Availability of Proxy Materials or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, Attention: Secretary; telephone (770) 810-7800.

If you want to receive separate copies of our proxy statements and annual reports to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Stockholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2024 Annual Meeting of Stockholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, no later than the close of business on March [14], 2024. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal and the number of common shares owned. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a stockholder to bring a matter properly before the 2024 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the stockholder must comply with the requirements set forth in our Bylaws, including: (i) be a stockholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A stockholder’s notice of a matter the stockholder wishes to present at the 2024 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022, no earlier than April 24, 2024, and no later than May 24, 2024.

Any stockholder entitled to vote at the Annual Meeting on August 22, 2023, may make a request in writing and we will mail, at no charge, a copy of our 2023 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 3655 Brookside Parkway, Suite 300, Alpharetta, Georgia 30022.

Please sign and return your proxy card promptly or vote via the Internet or telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2023. Any forward-looking statement made by us is based only on information currently available and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made herein or any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events, or otherwise.

Appendix A

Exculpation Amendment

ARTICLE VII – LIMITATION OF DIRECTOR AND OFFICER LIABILITY

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of (a) a director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SCAN TO VIEW MATERIALS & VOTE AGILYSYS, INC. ATTN: KYLE BADGER 3655 BROOKSIDE PARKWAY, SUITE 300 ALPHARETTA, GA 30022 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AGYS2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V19968-TBD AGILYSYS, INC. The Board of Directors recommends you vote FOR all nominees and FOR Proposals 2, 3, 5, and 1 Year on Proposal 4. 1. Election of Directors Abstain Against For Nominees: ! ! ! For Against Abstain 1a. Donald A. Colvin 2. Approval of an amendment to the Company’s certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation. ! ! ! ! ! ! 1b. Dana Jones ! ! ! ! ! ! 1c. Jerry Jones 3. Advisory vote regarding executive compensation. ! ! ! Abstain 1 Year 2 Years 3 Years 1d. Michael A. Kaufman ! ! ! ! ! ! ! 4. Advisory vote regarding frequency of advisory vote regarding executive compensation. 1e. Melvin L. Keating ! ! ! Against Abstain For 1f. John Mutch 5. Ratification of appointment of Grant Thornton LLP asour independent registered public accounting firm for the fiscal year ending March 31, 2024. ! ! ! ! ! ! 1g. Ramesh Srinivasan NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 are available at www.proxyvote.com. V19969-TBD AGILYSYS, INC. ANNUAL MEETING OF STOCKHOLDERS AUGUST 22, 2023 [TBD] EST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Kyle Badger and Ramesh Srinivasan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of AGILYSYS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at [TBD] EST, on August 22, 2023, virtually at www.virtualshareholdermeeting.com/AGYS2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side